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                                                                    Exhibit 99.5


             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]







Board of Directors
Aspect Development, Inc.
1395 Charleston Road
Mountain View, California  94043

Members of the Board:

          We hereby consent to the inclusion of our opinion letter to the Board of Directors of Aspect Development, Inc. ("Aspect") as Appendix E to the joint Proxy Statement/Prospectus of i2 Technologies, Inc. ("i2") and Aspect relating to the proposed merger transaction involving i2 and Aspect, and references thereto in such joint Proxy Statement/Prospectus under the captions "SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS -- Opinions of Financial Advisors" and "THE MERGER -- Opinions of Financial Advisors -- Opinion of Aspect's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.





                                By:   /s/ CREDIT SUISSE FIRST BOSTON CORPORATION
                                          --------------------------------------
                                          CREDIT SUISSE FIRST BOSTON CORPORATION








Palo Alto, California
April 18, 2000